Exhibit (p)(ii)

                               THE CODE OF ETHICS
                                       OF
                        NORTHERN TRUST INVESTMENTS, N.A.

         This Code of Ethics (the "Code") has been adopted by Northern Trust Investments, N.A. ("NTI") in compliance with Rule 17j-1(c)(1) of the Investment Company Act of 1940, as amended (the "1940 Act") and Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the "Advisers Act").

         The purpose of the Code is to establish general principles governing the conduct of NTI employees in connection with NTI's services as an investment adviser and to establish procedures to enhance compliance with those general principles.

I.       GENERAL PRINCIPLES

         These principles emphasize NTI's fiduciary duty to clients and the obligation of NTI employees to uphold that fundamental duty.

         All NTI directors, officers and employees are subject to the following:

         A.    The duty at all times to place the interests of clients first;

         B. The requirement that all personal securities transactions be conducted in such a manner as to be consistent with this Code and to avoid any actual or potential conflict of interest or any abuse of an employee's position of trust and responsibility;

         C. The principle that NTI employees should not take inappropriate advantage of their positions;

         D. The fiduciary principle that information concerning the identity of security holdings and financial circumstances of clients is confidential;

         E. The principle that independence in the investment decision-making process is paramount; and

         F. The duty to preserve NTI's reputation for honesty, integrity, and professionalism.

         These general principles govern the conduct of all directors, officers, and employees of NTI, whether or not the conduct also is covered by more specific standards and procedures set forth below.

         Failure to comply with this Code may result in disciplinary action, including termination of employment.

II.      SCOPE OF THE CODE

         A.     Persons Covered by the Code

                This Code  applies to all NTI  employees.  For  purposes of this
                Code:

                1. Supervised Persons include:
                   ------------------

                        a. Directors and officers of NTI (or other persons occupying a similar status or performing similar functions);

                        b.    Employees of NTI;

                        c. Any other person who provides advice on behalf of NTI and is subject to NTI's supervision and control; or

                        d.    Any  other   persons   designated   by  the  Chief
                              Compliance Officer.

                2. Access Persons include any Supervised Person who:
                   --------------

                        a. Has access to nonpublic information regarding any clients' purchase or sale(1) of securities, or nonpublic information regarding the portfolio holdings of any investment company registered under the 1940 Act advised or sub-advised by NTI or affiliates of NTI;

                        b. Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic; or

                        c.    Is a director or officer of NTI.

                      In addition, "Access Person" means (a) any employee of NTI (and any director, officer, general partner or employee of any company in a control relationship to NTI) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security by an investment company registered under the 1940 Act that NTI advises or sub-advises, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship to NTI who obtains information concerning the recommendations made to an investment company registered under the 1940 Act with regard to the purchase or sale of a Covered Security by an investment company registered under the 1940 Act that NTI advises or sub-advises.



-----------------------------
(1) The terms "purchase or sale" should be interpreted broadly to include any other type of acquisition or disposition by a client, such as the exercise of options.

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

                3. Investment Persons include any Supervised Person who:
                   ------------------

                        a. Makes investment decisions for clients (i.e., portfolio managers);

                        b.    Provides   information   or  advice  to  portfolio
                              managers; or

                        c.    Helps  execute  and/or   implement  the  portfolio
                              manager's decisions (i.e., securities analysts and traders).

         B.     Accounts Covered by the Code

                1. Covered Accounts include:
                   ----------------

                        a.    All accounts in the name of the person;

                        b.    All accounts of the person's spouse;

                        c. All accounts of any minor children or other relatives (by marriage or otherwise) living in the person's home; and

                        d. All accounts in which any of the foregoing persons had any beneficial ownership(2) interest or over which he or she exercises control or investment influence.

         C.     Securities Covered by the Code

                1. Covered Security means any stock, bond, future, investment contract or any other instrument that may be considered a "security," (including securities issued by Northern Trust Corporation). The term "Covered Security" is very broad and includes:

                        a.    Options  on   securities,   on   indexes   and  on
                              currencies;

                        b. All kinds of limited partnerships (e.g., LLC, LLP, etc.);

                        c. Foreign unit investment trusts and foreign mutual funds;

                        d.    Private   investment   funds,   hedge  funds,  and
                              investment clubs;



-----------------------------
(2) A person is a "beneficial owner" of a security for purposes of the Code if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. An indirect pecuniary interest includes, but is not limited to: (1) securities held by members of a person's immediate family sharing the same household; (2) a general partner's proportionate interest in the portfolio securities held by a general or limited partnership; (3) a person's right to dividends that is separated or separable from the underlying securities; (4) a person's interest in securities held by a trust; and (5) a person's right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

                        e.    Closed-end   mutual  funds  and  unit   investment
                              trusts; and

                        f. Shares of open-end mutual funds registered under the 1940 Act that are advised or sub-advised by NTI or affiliates of NTI, except money market funds.

                2.    Covered Security does not include:

                        a. Direct obligations of the U.S. government (e.g., treasury securities);

                        b. Bankers acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

                        c. Shares issued by money market funds registered under the 1940 Act; and

                        d. Shares of open-end mutual funds registered under the 1940 Act that are not advised or sub-advised by NTI or affiliates of NTI.

III.     STANDARDS OF BUSINESS CONDUCT

         All Supervised Persons are subject to the following standards of business conduct:

         A. Compliance with Laws and Regulations. Supervised Persons must comply with applicable federal securities laws:

                1. Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

                      a.     To defraud such client in any manner;

                      b. To mislead such client, including by making a statement that is untrue or omits material facts;

                      c. To engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon such client;

                      d. To engage in any manipulative practice with respect to such client; or

                      e. To engage in any manipulative practice with respect to securities, including price manipulation.

         B. Conflicts of Interest. As a fiduciary, NTI has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. In addition,


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

                Supervised Persons should avoid situations that have even the appearance of conflict or impropriety.

                1. Conflicts Among Client Interests. Conflicts of interest may arise where NTI or its Supervised Persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which Supervised Persons have made material personal investments, accounts of close friends or relatives of Supervised Persons). This Code prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

                2. Competing with Client Trades. This Code prohibits Access Persons from using knowledge about pending or currently considered transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

         C. Insider Trading. Supervised Persons are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information, as well as communicating material nonpublic information to others in violation of the law. Supervised Persons are subject to and must comply with the Northern Trust Corporation Statement of Confidential Information and Securities Trading.

         D. Gifts and Entertainment. Supervised Persons are subject to and must comply with the policy on Gifts, Bequests, Meals, Entertainment and Loans from clients or vendors contained in the Northern Trust Corporation Guidelines Relating to Standards of Conduct.

         E. Political Contributions and Charitable and Community Activities. Supervised Persons are subject to and must comply with the policies on Political Contributions and Charitable and Community Activities contained in the Northern Trust Corporation Guidelines Relating to Standards of Conduct.

         F. Confidentiality. All client information is confidential. Supervised Persons must keep all information concerning clients (including former clients) in strict confidence, including the client's identity (unless the client consents), the client's financial circumstances, the client's security holdings and advice furnished to the client by NTI.

                Supervised Persons are prohibited from sharing information with persons employed by affiliated entities, except for legitimate business purposes.

         G. Service on a Board of Directors. An Access Person should not serve as a member of a board of directors of a publicly held company. Exceptions to this policy require the written approval of the Access Person's business unit President or in the case of a business unit President his or her immediate supervisor.

IV.      PERSONAL SECURITIES TRANSACTIONS.

         Access  Persons must strictly  comply with the  following  policies and
         procedures  regarding  personal  securities   transactions  in  Covered
         Accounts.

         A. Initial Public Offerings. All Access Persons are prohibited from acquiring any securities in an initial public offering. Access Persons may only acquire securities in the secondary market not sooner than the first business day after the initial public offering date.

         B. Limited or Private Offerings - Pre-Clearance. Access Persons must obtain written approval from the Chief Compliance Officer ("CCO") prior to any acquisition of securities in a limited offering (e.g., private placement). The CCO will take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an Access Person by virtue of his or her position with NTI.

            1. Access Persons who have been approved to acquire securities in a private placement are required to disclose that investment in writing to the Chief Investment Officer ("CIO") when the Access Person plays a part in the subsequent consideration of an investment in the issuer on behalf of a client; and

                In such circumstances, the decision to purchase securities of the issuer for the client must be approved in writing by the CIO. The CIO determination shall be forwarded to the Investment Compliance Department.

         C.     Blackout Periods.
                ----------------

            1. No Access Person shall engage in a securities transaction when the Access Person knows at the time of the transaction that such security is being considered for purchase or sale by an open-end mutual fund advised or sub-advised by NTI or affiliates of NTI.

            2. Investment Persons, and any other Access Persons designated by the CCO, are prohibited from executing a transaction in any Covered Security until a pending "buy" or "sell" order on the Chicago Central Trading Desk in the same (or a related) Covered Security is executed or withdrawn.

            3. Investment Persons are prohibited from purchasing or selling a security during the period beginning seven (7) calendar days before and ending seven (7) calendar days after the day on which a client account managed, or co-managed, by that Investment Person has purchased or sold that same security.

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

            4. No Investment Person, or any other Access Person designated by the CCO, shall purchase or sell any Covered Security for a period of five (5) business days after the Covered Security has been added to the Guidance List or any change to the internal rating on the Covered Security on the Guidance List.

            5. Transactions in equity securities of companies with market capitalization of $50 billion or more at the time of purchase or sale are not subject to the blackout periods or pending buy and sell order restrictions noted herein. However, such transactions are still subject to the pre-clearance requirement.

            6. The prohibitions set forth in C.1., 2., 3. and 4. above do not apply where the client account purchases or sells Covered Securities for the purpose of replicating a broad-based index. Such transactions are still subject to pre-clearance requirements.

         D. Short-Term Trading. Access Persons are generally discouraged from engaging in short-term speculative trading, excessive trading and trading which interferes with the Access Person's job responsibilities. Access Persons are subject to the trading restrictions set forth in the prospectus of any registered investment company advised or sub-advised by NTI or an affiliate of NTI.

         E. Trading in Northern Trust Corporation Securities. Supervised Persons are subject to and must comply with the Northern Trust Corporation Statement of Confidential Information and Securities Trading.

V.       COMPLIANCE PROCEDURES

         A.     Personal Securities Transaction Procedures and Reporting.
                --------------------------------------------------------

                1. Pre-Clearance Procedures. Investment Persons, and any other Access Persons designated by the CCO, are required to obtain pre-clearance for a transaction in a Covered Security (except open-end mutual funds registered under the 1940 Act advised or sub-advised by NTI or affiliates of NTI).

                      a. A request for approval shall be submitted on the prescribed form to the CCO or designee;

                      b. Each approval for a proposed transaction shall be valid until 3 p.m. Central Standard Time on the first day the financial markets are open for trading following the day of approval;

                      c. The CCO or designee shall obtain approval for their requested transaction from the NTGI Director of Investment Compliance or designee;

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

                      d. Pre-Clearance Exemptions. Investment Persons, and any other Access Persons designated by the CCO, need not pre-clear:

                             i. Purchases or sales over which an Investment Person, or any other Access Person designated by the CCO, has no direct or indirect influence or control, as approved by the Ethics Committee;

                             ii.    Securities    issued   by   Northern   Trust
                                    Corporation;

                             iii. Purchases or sales pursuant to an Automatic Investment Plan, a program in which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation (including a dividend reinvestment plan);

                             iv. Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

                             v. Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

                             vi.    Registered   open-end   investment   company
                                    shares;

                             vii. Exchange traded funds that are based on a broad-based index;

                             viii.  Futures   and   options  on   currencies  or
                                    on a broad-based index; and

                             ix.    Other non-volitional events.

                2. Reporting Requirements.
                   ----------------------

                      a. Holdings Reports. All Access Persons must submit to the CCO or designee a report of all holdings of Covered Securities in Covered Accounts within 10 days of becoming an Access Person and thereafter on an annual basis. Each Holdings Report must include:

                             i. The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Covered Security in which the Access Person has any direct or indirect beneficial ownership;

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

                             ii. The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and

                             iii.   The date the report is submitted.

                             The information supplied must be current as of a date no more than 45 days before the annual report is submitted. For new Access Persons, the information must be current as of a date no more than 45 days before the individual became an Access Person.

                      b. Quarterly Transaction Reports. All Access Persons must submit to the CCO or designee a Quarterly Transaction Report no later than 30 days after the end of each calendar quarter covering all transactions in Covered Securities during the quarter.(3) The Quarterly Transaction Report must include information about each transaction involving a Covered Security where the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. The Quarterly Transaction Report must include:

                             i. The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Covered Security involved;

                             ii.    The   nature  of  the   transaction   (e.g.,
                                    purchase, sale);

                             iii. The price at which the transaction was effected;

                             iv.    The name of the broker,  dealer or bank with
                                    or  through   which  the   transaction   was
                                    effected; and

                             v. The date the Quarterly Transaction Report is submitted.

                      c. Brokerage Account Reports. All Access Persons must disclose the following information about any brokerage account opened containing Covered Securities held for the direct or indirect benefit of the Access Person:

                             i. The name of the broker, dealer or bank with which the Access Person established the account;

                             ii.    The date the account was established; and



-----------------------------
(3)Access Persons are reminded that Covered Securities include shares in open-end mutual funds registered under the 1940 Act that are advised or sub-advised by NTI or affiliates of NTI, except money market funds.

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

                             iii. The date the Brokerage Account Report is submitted.

                      d.     Reporting  Exemptions.   Access  Persons  need  not
                             report transactions that would duplicate information contained in broker trade confirmations or account statements that NTI holds in its records so long as NTI receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

                3. Duplicate Brokerage Confirmations and Statements. All Access Persons are required to direct their brokers to provide to the CCO or designee duplicate copies of confirmations of all transactions in Covered Securities and copies of periodic statements for all Covered Accounts.

         B.    Certification  of  Compliance.  NTI   will provide a  copy of the
               Code to all Supervised Persons.

                1. Initial Certification. All Supervised Persons are required to certify in writing that they have (a) received a copy of this Code; (b) read and understand all provisions of this Code; and (c) agreed to comply with the terms of this Code.

                2. Annual Certification. All Supervised Persons shall annually certify that they have read, understood and complied with this Code. In addition, Supervised Persons are required to certify they made all of the reports required by the Code and have not engaged in any prohibited conduct.

         C. Investment Company Reporting. NTI shall annually submit this Code to the board of directors/trustees of any investment company it advises or sub-advises, as well as a written report that describes any issues arising under this Code since the last report. The report shall include information about material violations of this Code, sanctions imposed in response to such violations and a discussion of whether any material waivers were granted during the period. NTI shall also certify that it has adopted procedures reasonably necessary to prevent Access Persons from violating this Code. Any material amendments to this Code will be promptly submitted to the boards.

VI.      RECORDKEEPING AND ADMINISTRATION

         A.    NTI shall preserve in an easily accessible place:

                1. A copy of the current Code in effect and a copy of any predecessor Code for a period of five years after it was last in effect;

                2. A record of any violation of the Code and any action taken as a result of such violation, for a period of five years from the end of the fiscal year in which the violation occurred;

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

                3. A copy of each report (or broker confirmations and statements provided in lieu thereof) made by an Access Person for a period of five years from the end of the fiscal year in which the report was made, the first two years in an easily accessible place;

                4. A list of all Supervised Persons who are, or within the prior five (5) years have been, required to make reports and a list of all Supervised Persons responsible for reviewing such reports; and

                5. A copy of each report furnished to the board of any investment company pursuant to Rule 17j-1(c)(2)(ii) of the Investment Company Act of 1940, describing issues arising under the Code and certifying that NTI has adopted procedures reasonably designed to prevent Access Persons from violating this Code.

                6. A record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities in initial public offerings and Limited Offerings, for at least five years after the end of the fiscal year in which the approval was granted.

                7. A record of all written acknowledgements for each person who is currently, or within the past five years was, required to acknowledge their receipt of this Code and any amendments thereto. All acknowledgements for a person must be kept for the period such person is a Supervised Person of NTI and until five years after the person ceases to be a Supervised Person of NTI.

         B. Reporting Violations. All Supervised Persons must report violations of this Code promptly to the CCO or designee. Retaliation against any Supervised Person who reports a violation is prohibited and constitutes a further violation of the Code.

         C. Sanctions. Any violation of this Code may result in any disciplinary action that NTI deems appropriate, including but not limited to a warning, fines, disgorgement, suspension of trading privileges, demotion or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

         D. Further Information Regarding this Code. All questions or interpretation of provisions of this Code shall be submitted in writing to and resolved by the Ethics Committee and the General Counsel of Northern Trust Corporation or his designee ("Legal
               Counsel"). Pending resolution of any issue submitted to the Ethics Committee and Legal Counsel, any uncertainty about the scope of any provision of this Code should be resolved in favor of a broader rather than narrower interpretation. The Ethics Committee and Legal Counsel also reserve the right in appropriate circumstances to grant waivers from any requirement under this Code.


Dated:  February 1, 2005


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